[NEVILLE RUSSELL LETTTERHEAD]


May 21, 1998


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.,
Washington, D.C. 20549
U.S.A.

Dear Sirs,

                      VDC Corporation Ltd. (the "Company")
                      ------------------------------------


We are writing in respect of the above-noted Company's Form 8-K Current Report dated May 21, 1998, which is being filed pursuant to Item 4 respecting changes in registrant's certifying accountant.

We confirm that the Company has dismissed us as the Company's independent auditors with effect from May 21, 1998.

We further confirm that my auditor's report dated December 24, 1997 on the financial statements of the Company for each of the fiscal years ended June 30, 1997 and 1996 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. In respect of the fiscal years ended June 30, 1997 and 1996, there were no disagreements between the Company's management and our firm as to any matters relative to accounting principles and practices, financial statement disclosure or auditing scope and procedure and there are no reportable events.

We understand that the Company will file this letter with the Securities and Exchange Commission as an Exhibit to its Current Report on Form 8-K, dated May 21, 1998.

Yours faithfully,

/s/ Neville Russell
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NEVILLE RUSSELL